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                                                                   EXHIBIT 10.13


                          [DIEDRICH COFFEE LETTERHEAD]



June 4, 1997



Mr. Jonathan Eddison
227 S. Norton Avenue
Los Angeles, CA 90004

Dear Jonathan:

On behalf of Diedrich Coffee (Company), it is with great pleasure that we offer you the position as Vice President and General Counsel. In this role, you will have responsibility for legal guidance in areas such as contract development, trademark infringement, labor law compliance, and various other legal applications.

Your cash compensation in this position will consist of a base of $100,000 per annum earned and paid ratably on a biweekly basis, and an annual incentive component of up to $20,000 or 20% of your base pay. Payment of the incentive component of your compensation will be based upon financial performance of the Company and the Company's assessment of your performance versus specific objectives set for your areas of responsibility.

In addition to the cash compensation defined above, you will be granted stock options under the Company's 1996 Stock Incentive Plan. Your initial grant is for 35,000 shares at market closing price on the date that you accept this offer is subject to approval of the Compensation Committee of the Board of Directors. These options will vest 33 1/3% annually over the next three years. During subsequent years, you will qualify for an additional annual stock option grant for 5,000 shares at the then current price. Subsequent option awards will likewise vest over a 3 years period at 33 1/3% per year. The award of these subsequent year options will be based upon the Company's assessment of your performance versus specific objectives set for your areas of responsibility.

As part of your employment, the Company will provide for accelerated vesting of your stock options in the event of a change of control. Furthermore, you will be entitled to standard insurance coverages equal to those provided to other members of senior management. If Diedrich Coffee terminates your employment for any reason other than fraud or other illegal acts, you will be eligible for a severance package equivalent to three months of your annual salary. This will be paid in a lump sum at the time of separation.



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Jonathan Eddison
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Jonathan, you know that I am personally excited about the prospects of you joining the Diedrich Coffee team. I truly feel that you can make a material difference in taking our Diedrich Coffee to the next level. Further, I trust that you would grow personally and professionally with these responsibilities. It would be a pleasure to have the opportunity to work with you. Please sign this letter and mail it back to me at your earliest convenience. Congratulations and welcome aboard!

Sincerely,



Kerry Coin
President, Chief Operating Officer



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Jonathan Eddison                        Date